Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact Mark Feuerbach Innophos 609-366-1204 investor.relations@innophos.com	Media Contact Ryan Flaim Sharon Merrill Associates 617-542-5300 iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. REPORTS

THIRD-QUARTER 2018 RESULTS

Sales of $197 million consistent with previously issued preliminary results and up 7% versus prior year, with FHN segment showing 17% growth

Reports Adjusted EBITDA of $32 million, at the top end of the previously issued estimate and sequentially in line with Q1 and Q2 2018, and Net Income of $14 million

Signed New PPA Supply Agreement In Support Of Strategic Value Chain Program

CRANBURY, New Jersey – (November 1, 2018) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced financial results for its third quarter ended September 30, 2018.

Strategic Highlights

•	Remains on path to double digit year-on-year revenue growth in 2018 driven by FHN segment

•	Continues price actions to offset input cost increases

•	Advances completion of targeted value chain redesign with receipt of long lead-time environmental and operational government permits

•	Announces multi-year PPA supply agreement to further diversify sourcing for phosphates portfolio

•	Expects adjusted diluted EPS improvement of 10%, or $0.25 to $0.27 per share run rate by the end of 2019 from the value chain and manufacturing optimization program

•	Projects $40 million cash generation in Q4 2018 from two transactions

•	Implemented SG&A actions to streamline cost structure while continuing focused investments in customer support functions

Q3 Financial Highlights

•	Sales of $197 million were up 7% compared with the prior year due to a stabilized base portfolio, contribution from acquisitions and ongoing pricing actions

•

FHN segment sales of $115 million grew 17% versus prior year, reflecting 14% growth from acquisitions and 3% FHN legacy growth. Sequentially, sales were lower due to discontinuation of a portion of lower-margin nutrition trading business

•

GAAP Net Income of $14 million, or $0.71 per share, was $3 million ahead of Q3 2017. A favorable adjustment due to the reversal of a portion of the preliminary tax reform provisions booked in Q4 2017 was partially offset by isolated operational issues that impacted sales in the phosphates portfolio as well as an unfavorable sales mix in the IS segment. In addition, higher freight, energy, amortization and interest expenses impacted Q3 earnings compared with prior year

•

Adjusted EBITDA of $32 million, adjusted EBITDA margin of 16% and adjusted diluted EPS of $0.58 were sequentially in line with Q1 and Q2 of 2018. Compared with prior year, adjusted EBITDA was down 9% and adjusted diluted EPS was down $0.20, or 25% due to a particularly strong quarter for the IS segment in Q3 2017, as well as the impact on sales from isolated operational issues and higher freight expenses in the current period

•

Free Cash Flow was down $14 million from the same quarter last year, due to planned capital expenditures and working capital needs to support the value chain repositioning and manufacturing optimization program

Advances Strategic Value Chain Optimization—New PPA Supply Agreement with Emaphos

In late October, the Company entered into a multi-year Purified Phosphoric Acid (“PPA”) supply agreement with Moroccan-based EURO MAROC PHOSPHORE (Emaphos), a joint venture between OCP, Prayon and Chemische Fabrik Budenheim. Under the terms of the new agreement, Innophos will be supplied with PPA, a key raw material in the manufacture of the Company’s phosphate product portfolio. The supply agreement complements the Company’s recently announced PPA supply agreement with Nutrien, supplements Innophos’ internal PPA production, and further diversifies its supply base.

Management Comments

“Our third quarter results were in line with the preliminary expectations recently provided as we delivered topline growth of 7% year over year and adjusted EBITDA at the top end of the estimated range,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “As recently announced, our third quarter performance and outlook for 2018 reflect our expectations regarding a shift in the timing of the anticipated initial value chain benefits from 2018 to 2019, a portfolio decision regarding selective lower-margin nutrition trading business, and the impact from isolated operational issues on Q3 and Q4 that are not expected to impact 2019.

“As we continue to shift our position over time to a value-adding, higher margin ingredient solutions provider, we remain focused on delivering wins through our SPARC new product development program that strengthen our organic growth prospects. In addition, we continue to selectively evaluate M&A opportunities that meet our disciplined financial and strategic criteria and will strengthen our position as an essential ingredients provider in high growth FHN markets.

“We are confident that we are taking the necessary proactive actions to manage the near-term dynamics while simultaneously executing against key initiatives under our Strategic Pillars,” said Mink. “We remain confident that our strategic programs are positioning Innophos to deliver long-term value for our customers and shareholders, and that we are on track to achieve our Vision 2022 goals.”

Q3 2018 Results

Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

Quarter 3	2018	2017	Variance $	Variance %
Sales	197	184	13	7%
Net Income	14	11	3	22%
Adj. Net Income	12	15	(4)	(25)%
EBITDA	26	29	(3)	(10)%
Adj. EBITDA	32	35	(3)	(9)%
Diluted EPS	0.71	0.58	0.12	21%
Adj. Diluted EPS	0.58	0.78	(0.20)	(25)%
Cash from Ops	19	27	(9)	(31)%
Free Cash Flow	5	19	(14)	(76)%

•	Sales grew 7% compared with the prior year due to 3% higher volumes, and 4% higher prices

•

GAAP Net Income of $14 million, or diluted EPS of $0.71, were up versus the prior year due to a favorable change in the tax provision partially offset by isolated operational issues that impacted sales in the phosphates portfolio, as well as an unfavorable sales mix in the IS segment. In addition, higher freight, energy, amortization and interest expenses impacted Q3 earnings compared with prior year

•

The enactment of the Tax Cuts and Jobs Act (“TCJA”) in December 2017 resulted in a one-time provisional amount of $17 million for the three months and year ended December 31, 2017. During the third quarter of 2018, there was a reversal of approximately $6 million of the preliminary tax reform provisions booked in Q4 2017. This resulted in a Q3 tax rate of negative 22% before adjustment, and a favorable diluted EPS impact of $0.30 per share

•

After the close of the quarter, the Company received new and unprecedented charges of $2 million related to natural gas consumption in its Mexico plant, which the Company is actively disputing. Pending resolution, the Company has taken a prudent view to book the charges in Q3 and has adjusted these charges for non-GAAP comparative purposes

•

Adjusted EBITDA of $32 million was up sequentially but down 9% compared with last year. Selling price increases mostly offset a combination of lower volumes, greater input costs and higher freight expenses

•	Adjusted EBITDA margin of 16% was sequentially in line with Q1 and Q2, but down year over year

•

Adjusted diluted EPS of $0.58 was up sequentially, but down year over year due to lower volume effects caused by isolated operational issues, while selling price increases were effective in offsetting higher input costs

•

Free Cash Flow was $5 million, down $14 million versus the same quarter last year due to lower earnings, as well as higher capex of $6 million and greater working capital needs of $4 million to support the value chain repositioning and manufacturing optimization program

Q3 2018 Segment Financials

Q3 Sales	2018 $ Millions	2017 $ Millions	Variance $	Variance %
FHN	115	98	17	17%
IS	66	68	(2)	(3)%
Other	16	18	(2)	(10)%

Total Innophos	197	184	13	7%

Q3 Adj. EBITDA	2018 $ Millions	2017 $ Millions	2018 Margin	2017 Margin
FHN	17	19	15%	19%
IS	12	14	19%	21%
Other	3	2	16%	11%

Total IPHS	32	35	16%	19%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•

FHN sales were up 17% year over year (price +3%, volume +15%) due to the contribution from acquisitions and strength of the base portfolio; adjusted EBITDA margins were 400 bps below 2017 due to the impact of the isolated phosphate related operational issues and dilution effect from lower margin acquisitions

•

IS sales were down 3% year over year with sequentially steady sales. Volumes were down 9% partly offset by selling price increases of 6%; adjusted EBITDA margins were down 288 bps versus the prior-year quarter due to the impact of the isolated operational issues and unfavorable sales mix

•	Other sales were down 10% (price +5%, volume down 15%) due primarily to the lower level of co-product sales. Other adjusted EBITDA margins were 16%

Year-to-Date Results

Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

YTD Q3	2018	2017	Variance $	Variance %
Sales	609	529	80	15%
Net Income	31	34	(2)	(7)%
Adj. Net Income	35	38	(4)	(10)%
EBITDA	78	83	(5)	(6)%
Adj. EBITDA	95	93	2	3%
Diluted EPS	1.57	1.70	(0.13)	(8)%
Adj. Diluted EPS	1.74	1.94	(0.20)	(10)%
Cash from Ops	31	47	(16)	(34)%
Free Cash Flow	(12)	22	(34)	(157)%

•	Sales improved 15% reflecting the benefit of acquisitions and proactive pricing programs

•

GAAP Net Income of $31 million was impacted by expenses related to the value chain transition, isolated operational issues, and higher freight and energy costs, which were more than offset by a revision to the tax provision

•	Adjusted EBITDA grew 3% due to contributions from acquisitions while legacy business price increases offset input cost increases

•	Average working capital was 22% for the first three quarters of 2018, same as the prior year

YTD Quarter 3 Segment Financials

YTD Q3 Segment Sales	2018 $ Millions	2017 $ Millions	Variance $	Variance %
FHN	367	281	86	30%
IS	196	199	(3)	(2)%
Other	46	49	(2)	(5)%

Total Innophos	609	529	80	15%

YTD Q3 Segment Adj. EBITDA	2018 $ Millions	2017 $ Millions	2018 Margin	2017 Margin
FHN	56	53	15%	19%
IS	34	34	17%	17%
Other	5	5	10%	11%

Total IPHS	95	93	16%	18%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•

FHN represented 60% of total Company sales and was up 30% year over year (price +1%, volume +29%) due to the contribution from acquisitions and strength of the legacy portfolio; adjusted EBITDA margins were 360 bps below 2017 due to the dilution effects from lower margin acquisitions, isolated operational issues and higher freight costs

•	IS sales were down 2% with selling price increases nearly offsetting volume (price +4%, volume down 6%); adjusted EBITDA margins were up 12 bps due to price increases covering cost increases

•	Other sales were down 5% (price +6%, volume down 11%) due primarily to lower level of co-product sales. Other adjusted EBITDA margins were 10%

Full Year 2018 Outlook

The Company is reiterating the revenue and adjusted EBITDA guidance provided on October 16, 2018.

Revenue is expected to grow 10% to 12% compared with full-year 2017, which equates to a range of $791 million to $806 million. Adjusted EBITDA is expected to grow 3% to 7% compared with full-year 2017, which equates to a range of $123 million to $128 million.

As previously announced, the impact from specific strategic value chain repositioning transition charges is expected to affect 2018 GAAP earnings as these transition costs are incurred ahead of the $20 million negotiated payment from Nutrien accruing to earnings.

Overall market conditions and the competitive landscape are expected to be similar in Q4 compared with prior quarters with Q4 expected to reflect the usual seasonality and thus be the softest sales quarter in the year.

Selling price increases have continued to be effective in offsetting input cost increases and the Company has continued to take further price increase actions.

Excluding the Q3 2018 adjustment to the tax provision, the Company anticipates the effective tax rate to operate in the 29-31% range.

Free cash flow is expected to benefit significantly in Q4 from two key initiatives: the Company’s previously announced intention to complete a sale leaseback transaction and the $20 million Nutrien contractual payment.

The Company continues to diligently work through the multi-faceted value chain repositioning and manufacturing optimization program. By the end of 2019, the program is estimated to deliver adjusted diluted EPS improvement of 10%, which represents an estimated run rate of $0.25 to $0.27 per share.

Conference Call

Innophos will host its third quarter 2018 conference call today November 1, 2018 at 9:00 am ET to discuss its earnings results. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.innophos.com. The live call also can be accessed by dialing (877) 604-1612 (U.S.) or (201) 389-0883 (international). No passcode is required. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q3 2018 earnings call presentation will be made available on the Company’s website the morning of the call. If you are unable to listen to the live call, the webcast will be archived on the Company’s website. In addition, a replay of the call will be available between November 1, 2018 and November 15, 2018. The replay is accessible by dialing (877) 660-6853 (U.S.) or (201) 612-7415 (international) and entering the Conference ID number 13684095.

Additional information on Innophos’ third quarter 2018 results can also be found on the Company’s website.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral, enzyme and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”, “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022 strategic roadmap; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 strategic roadmap and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (6) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (7) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (8) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (9) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (10) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (11) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (12) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (13) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws and (14) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations (Unaudited)

(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended September 30,		Nine Month Ended September 30,
	2018	2017	2018	2017
Net sales	$196,934	$183,839	$609,099	$528,923
Cost of goods sold	161,706	142,870	495,259	412,335

Gross profit	35,228	40,969	113,840	116,588

Operating expenses:
Selling, general and administrative	19,525	20,908	64,548	60,111
Research & development expenses	1,240	1,065	3,989	2,713

Total operating expenses	20,765	21,973	68,537	62,824

Operating income	14,463	18,996	45,303	53,764
Interest expense, net	3,428	1,630	9,530	4,435
Foreign exchange loss (gain)	(531)	100	409	(35)
Other income	(14)	(14)	(42)	(42)

Income before income taxes	11,580	17,280	35,406	49,406
(Benefit) provision for income taxes	(2,510)	5,698	4,155	15,678

Net income	$14,090	$11,582	$31,251	$33,728

Diluted Earnings Per Participating Share	$0.71	$0.58	$1.57	$1.70
Diluted weighted average participating shares outstanding	19,838,962	19,699,052	19,790,570	19,695,530
Dividends paid per share of common stock	$0.48	$0.48	$1.44	$1.44
Dividends declared per share of common stock	$0.48	$0.48	$1.44	$1.44

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended September 30,		Nine Month Ended September 30,
	2018	2017	2018	2017
Net Income	$14,090	$11,582	$31,251	$33,728
Pre-tax Adjustments
Foreign exchange loss (gain)	(531)	100	409	(35)
Severance/Restructuring expense	1,297	1,298	2,581	2,624
Inventory fair value adjustment	—	1,395	—	1,395
M&A related costs	45	2,954	982	2,954
Mexico natural gas disputed charges	1,857	—	1,857	—
Value chain transition	2,385	—	6,878	—

Total Pre-tax Adjustments	5,053	5,747	12,707	6,938
Income tax effects on Adjustments	1,515	1,895	3,447	2,240
Tax reform adjustments	(5,982)	—	(5,982)	—

Adjusted Net Income	$11,646	$15,434	$34,529	$38,426

Adjusted Diluted Earnings Per Participating Share	$0.58	$0.78	$1.74	$1.94

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended September 30,		Nine Month Ended September 30,
	2018	2017	2018	2017
Net Income	$14,090	$11,582	$31,251	$33,728
Interest expense, net	3,428	1,630	9,530	4,435
Provision for income taxes	(2,510)	5,698	4,155	15,678
Depreciation & amortization	10,864	9,878	33,317	29,009

EBITDA	25,872	28,788	78,253	82,850
Adjustments
Non-cash stock compensation	1,152	711	4,143	2,996
Foreign exchange loss (gain)	(531)	100	409	(35)
Severance/Restructuring expense	1,297	1,298	2,581	2,624
Inventory fair value adjustment	—	1,395	—	1,395
M&A related costs	45	2,954	982	2,954
Mexico natural gas disputed charges	1,857	—	1,857	—
Value chain transition	2,385	—	6,878	—

Adjusted EBITDA	$32,077	$35,246	$95,103	$92,784

Percent of Sales	16.3%	19.2%	15.6%	17.5%

Segment Adjusted EBITDA Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended September 30, 2018				Three Months Ended September 30, 2017
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$14,563	$8,885	$2,424	$25,872	$16,442	$13,491	($1,145)	$28,788
Non-cash stock compensation	652	456	44	1,152	402	282	27	711
Foreign exchange loss (gain)	67	0	(598)	(531)	(71)	0	171	100
Severance/Restructuring exp.	765	441	92	1,298	630	668	0	1,298
Inventory fair value adjustment	0	0	0	0	1,395	0	0	1,395
M&A related costs	45	0	0	45	0	0	2,954	2,954
Mexico natural gas disputed charges	414	871	572	1,857	0	0	0	0
Value chain transition	909	1,466	9	2,384	0	0	0	0

Adjusted EBITDA	$17,415	$12,119	$2,543	$32,077	$18,798	$14,441	$2,007	$35,246

	Nine Months Ended September 30, 2018				Nine Months Ended September 30, 2017
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$48,494	$26,772	$2,987	$78,253	$49,098	$31,666	$2,086	$82,850
Non-cash stock compensation	2,345	1,641	157	4,143	1,696	1,186	114	2,996
Foreign exchange loss (gain)	76	0	333	409	(101)	0	66	(35)
Severance/Restructuring exp.(inc.)	1,527	922	132	2,581	1,295	1,303	26	2,624
Inventory fair value adjustment	0	0	0	0	1,395	0	0	1,395
M&A related costs	968	0	14	982	0	0	2,954	2,954
Mexico natural gas disputed charges	414	871	572	1,857	0	0	0	0
Value chain transition	2,575	3,685	618	6,878	0	0	0	0

Adjusted EBITDA	$56,399	$33,891	$4,813	95,103	$53,383	$34,155	$5,246	$92,784

Segment Reporting

	Three Months Ended September 30,		Nine Month Ended September 30,
Segment Net Sales	2018	2017	2018	2017
Food, Health and Nutrition	$115,132	$98,276	$367,159	$281,558
Industrial Specialties	65,667	67,682	195,767	198,721
Other	16,135	17,881	46,173	48,644

Total	$196,934	$183,839	$609,099	$528,923

Net Sales % change
Food, Health and Nutrition	17.2%		30.4%
Industrial Specialties	(3.0)%		(1.5)%
Other	(9.8)%		(5.1)%

Total	7.1%		15.2%

Segment EBITDA
Food, Health and Nutrition	$14,563	$16,442	$48,494	$49,098
Industrial Specialties	8,885	13,491	26,772	31,666
Other	2,424	(1,145)	2,987	2,086

Total	$25,872	$28,788	$78,253	$82,850

Segment EBITDA % of net sales
Food, Health and Nutrition	12.6%	16.7%	13.2%	17.4%
Industrial Specialties	13.5%	19.9%	13.7%	15.9%
Other	15.0%	(6.4)%	6.5%	4.3%

Total	13.1%	15.7%	12.8%	15.7%

Depreciation and amortization expense
Food, Health and Nutrition	$7,142	$5,664	$21,677	$16,884
Industrial Specialties	3,153	3,488	10,257	10,346
Other	569	726	1,383	1,779

Total	$10,864	$9,878	$33,317	$29,009

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume/mix variance is calculated as the total sales variance minus the selling price variance. The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended September 30, 2018			Nine Months Ended September 30, 2018
Reportable Segments	Price	Volume/Mix	Total	Price	Volume/Mix	Total
Food, Health and Nutrition	2.5%	14.7%	17.2%	1.4%	29.0%	30.4%
Industrial Specialties	6.3%	(9.3)%	(3.0)%	4.1%	(5.6)%	(1.5)%
Other	4.8%	(14.6)%	(9.8)%	6.2%	(11.3)%	(5.1)%

Total	4.1%	3.0%	7.1%	2.9%	12.3%	15.2%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Month Ended September 30,
	2018	2017
Cash flows provided from operating activities
Net income	$31,251	$33,728
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	33,317	29,009
Amortization of deferred financing charges	322	322
Deferred income tax provision	7,006	(14)
Gain on sale of building	—	(153)
Share-based compensation	4,143	2,996
Changes in assets and liabilities:
Increase in accounts receivable	(2,272)	(13,024)
(Increase) decrease in inventories	(23,094)	2,873
(Increase) decrease in other current assets	(9,362)	151
Decrease in accounts payable	(5,664)	(7,566)
Increase in other current liabilities	10,291	1,666
Changes in other long-term assets and liabilities	(15,071)	(3,331)

Net cash provided from operating activities	30,867	46,657

Cash flows used for investing activities:
Capital expenditures	(43,303)	(24,650)
Proceeds from sale of building	—	1,028
Acquisition of businesses, net of cash acquired	—	(124,984)

Net cash used for investing activities	(43,303)	(148,606)

Cash flows provided by financing activities:
Long-term debt borrowings	86,000	146,000
Long-term debt repayments	(51,000)	(36,000)
Restricted stock forfeitures	(251)	(738)
Dividends paid	(28,197)	(28,095)

Net cash provided by financing activities	6,552	81,167

Effect of foreign exchange rate changes on cash and cash equivalents	181	27

Net change in cash	(5,703)	(20,755)
Cash and cash equivalents at beginning of period	28,782	53,487

Cash and cash equivalents at end of period	$23,079	$32,732

Cash From Operations Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended September 30,		Nine Month Ended September 30,
	2018	2017	2018	2017
EBITDA	$25,872	$28,788	$78,253	$82,850
Operating Working Capital	(1,606)	2,296	(25,474)	(19,086)
Taxes paid	(3,792)	(2,659)	(16,590)	(14,024)
Interest paid	(3,618)	(1,606)	(10,398)	(4,291)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	1,903	482	5,076	1,208

Net cash provided from operations	$18,759	$27,301	$30,867	$46,657

Cash From Operations Reconciliation to Adjusted EBITDA

(Dollars in thousands)	Three Months Ended September 30,		Nine Month Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA	$32,077	$35,246	$95,103	$92,784
Operating Working Capital	(6,659)	(3,451)	(38,181)	(26,024)
Taxes paid	(3,792)	(2,659)	(16,590)	(14,024)
Interest paid	(3,618)	(1,606)	(10,398)	(4,291)
All other including changes in other long-term assets and liabilities	751	(229)	933	(1,788)

Net cash provided from operations	$18,759	$27,301	$30,867	$46,657

Free Cash Flow Reconciliation to Cash From Operations

(Dollars in thousands)	Three Months Ended September 30,		Nine Month Ended September 30,
	2018	2017	2018	2017
Cash From Operations	$18,759	$27,301	$30,867	$46,657
Capital Expenditures	(14,277)	(8,573)	(43,303)	(24,650)

Free Cash Flow	$4,482	$18,728	($12,436)	$22,007

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars In thousands)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$23,079	$28,782
Accounts receivable, net	103,092	100,820
Inventories	168,746	145,685
Other current assets	34,282	24,969

Total current assets	329,199	300,256
Property, plant and equipment, net	232,408	219,297
Assets held for sale	6,975	—
Goodwill	152,767	152,700
Intangibles and other assets, net	98,891	112,916

Total assets	$820,240	$785,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital leases	$4	$4
Accounts payable, trade and other	64,784	70,445
Other current liabilities	53,393	43,084

Total current liabilities	118,181	113,533
Long-term debt	345,003	310,005
Other long-term liabilities	16,387	28,072
Total stockholders’ equity	340,669	333,559

Total liabilities and stockholders’ equity	$820,240	$785,169

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures plus cash received from sale leaseback transactions.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash and cash equivalents less total current liabilities plus current portion of capital leases.

Operating Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes operating working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines operating working capital as net working capital less taxes less interest.

Innophos is not able to provide a reconciliation of its expectation for adjusted earnings to 2018 and 2019 GAAP net income given the dynamic nature of the strategic value chain repositioning program expenses that may be incurred. In addition, Innophos is not able to provide a reconciliation of its 2022 expectation for adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022. As a result we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income for 2018, 2019 or 2022 or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.